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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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                                                                                3 Months               3 Months
         (Dollars in thousands, except per share data)                            March                  March
                                                                                  1998                    1997
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                BASIC:

              Weighted Average Common Shares Outstanding                      37,388,190              38,384,681

                  Net Income                                                      17,055                 $15,194

              Less Preferred Stock Dividend, Net of Tax                             (944)                   (941)
                                                                            ------------            ------------

              Net Income Available to Common Shareholders                        $16,111                 $14,253

BASIC EARNINGS PER COMMON SHARE                                                    $0.43                   $0.37


       DILUTED:

              Weighted Average Common Shares Outstanding                      37,388,190              38,384,681

              Adjustments for assumed conversion of convertible
              preferred stock and common stock options                         4,403,857               3,980,022
                                                                            ------------            ------------

                                                                              41,792,047              42,364,703

                  Net Income                                                     $17,055                 $15,194

              Additional ESOP Contribution, Net of Tax                              (412)                   (470)
                                                                            ------------            ------------

              Adjusted Net Income                                                $16,643                 $14,724


DILUTED EARNINGS PER SHARE                                                         $0.40                   $0.35
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